Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: December 15, 2017

Media Relations

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Kelly Boyer

PHONE: 412-248-8287

KENNAMETAL NAMES JOSEPH ALVARADO

TO BOARD OF DIRECTORS

PITTSBURGH, Pa., December 15, 2017 — Kennametal Inc. (NYSE: KMT) announced today the election of Joseph Alvarado to its board of directors, effective January 1, 2018.

Mr. Alvarado is currently the chairman of Commercial Metals Company (CMC) and will retire in January 2018. Alvarado will serve as a member of the audit and compensation committees.

“We look forward to having Joe as a member of our board of directors,” said William J. Harvey, Kennametal board member and chair of the nominating / corporate governance committee. “He brings extensive experience in similar industries in which Kennametal operates, together with a breadth of knowledge across several disciplines including accounting, sales, manufacturing, planning and operations.”

Mr. Alvarado joined CMC in April 2010 as executive vice president and chief operating officer. He was named president and COO in April 2011, and in June 2011, he was appointed president and CEO effective September 2011. He was elected to the CMC board in September 2011 and was appointed chairman in January 2013.

Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com

Prior to joining CMC, Mr. Alvarado served in several leadership positions at Lone Star Technologies, Inc. and its related companies, United States Steel Corporation, Inland Steel Company and Birmingham Steel Company.

“We welcome Joe to the board and expect his leadership and industry experience will be of great value as Kennametal continues on its journey of growth, simplification and modernization,” said Chris Rossi, Kennametal president and CEO.

About Kennametal

At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

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Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com